OUTLOOK GROUP CORP.

CHANGE IN CONTROL EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is made as of the 25th day of July, 2005, by and between OUTLOOK GROUP CORP., a Wisconsin corporation (hereinafter referred to as “Employer”), and      (hereinafter referred to as “Employee”).

The Board of Directors of the Employer (the “Board”), has determined that it is in the best interests of the Employer and its shareholders to assure that the Employer will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Employer. The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Employee’s full attention and dedication to the Employer currently and in the event of any threatened or pending Change in Control, and to provide the Employee with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Employee will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Employer to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions.

(a) The “Effective Date” shall mean the first date during the Change in Control Period (as defined in Section 1(b)) on which a Change in Control (as defined in Section 1(c)) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Employee’s employment with the Employer or this Agreement is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment or of this Agreement (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment or purported termination of this Agreement.

(b) The “Change in Control Period” shall mean the period commencing on the date of the Agreement and ending on the first anniversary of such date; provided, however, that commencing on the date one year after the date of this Agreement, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date the Employer shall give notice to the Employee that the Change in Control Period shall not be so extended.

(c) A “Change in Control” of the Employer shall mean an event which shall be deemed to have occurred in the event that (a) the Employer sells over 50% of its business or assets in one or more transactions over a consecutive 12-month period; (b) the Employer merges or consolidates with or into any other corporation or entity such that the Employer’s shareholders prior to the transaction or transactions do not own at least 50% of the surviving entity measured in terms of voting power; (c) any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Employer then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote), as together possess more than 50% of the voting or dispositive power of all of the then outstanding shares of all such classes of stock of the Employer so entitled to vote; or (d) otherwise constitutes a change in control under the Employer’s 1999 Stock Option Plan. For purposes of the preceding sentence, “person, entity or group” shall not include any employee benefit plan of the Employer, and for these purposes “group” shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

2. Employment Period. The Employer hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Employer subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the first anniversary of such date; provided, however, that on each anniversary of the Effective Date the term of the Agreement shall automatically be extended for an additional one-year period (restoring the initial one-year term), unless either party notifies the other party in writing at least 60 days prior to such anniversary. The term of employment under this Agreement as effective from time to time shall be referred to as the “Employment Period.” No benefits shall be provided under this Agreement if Employee terminates employment prior to the Effective Date.

3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, [a] the Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and [b] the Employee’s services shall be performed at the location where the Employee was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities. The expenditure of reasonable amounts of time for personal business, charitable, and professional business, charitable, and professional activities shall not be deemed a breach of this Agreement provided such activities do not materially interfere with the services to be rendered for Employer hereunder.

(b) Compensation and Benefits.

(i) Base Salary. During the Employment Period, the Employee shall receive an annual base salary (“Annual Base Salary”) at least equal to base salary paid or payable, including any base salary which has been earned but deferred, to the Employee by the Employer and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Employer.

(ii) Annual Bonus. In addition to Annual Base Salary, the Employee shall be eligible to participate in any bonus plan sponsored by the Employer, on a basis consistent with that of other comparable employees, or if no such bonus plan exists, on a basis consistent with the bonus plan or arrangement covering Employee immediately preceding the Effective Date; however, in no event shall such continuing bonus plan or arrangement be less favorable for Employee than the bonus plan covering Employee immediately preceding the Effective Date.

(iii) Welfare Benefit Plans. During the Employment Period, the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Employer and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Employer and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Employee with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Employee at any time during the 120-day period immediately preceding the Effective Date.

(iv) Other Benefits. During the Employment Period, the Employee shall be entitled to participate in all fringe benefit, expense reimbursement, vacation, company car or car allowance, as applicable (if Employee was receiving such benefit prior to the Change in Control), incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Employer and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Employee with less favorable benefits, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Employee under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date.

4. Termination of Employment.

(a) Death. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period.

(b) Disability. The Employer may terminate the Employee’s employment upon the disability of the Employee during the Employment Period, at any time, upon thirty (30) days advance notice. For the purpose of this Agreement, “disability” shall be deemed to have occurred if Employee shall have been unable to perform his duties hereunder due to mental or physical incapacity for a period of six consecutive months. The Employee may request that such incapacity be confirmed or determined by a physician jointly selected by Employer and Employee.

(c) Cause. The Employer may terminate Employee’s employment with Employer for “Cause,” at any time, with or without advance notice. The Employer shall, before termination, summarize, with reasonable detail and particularity, the allegations against Employee that constitute “cause” and provide Employee an opportunity to discuss such allegations. For the purposes of this Agreement, “cause’ shall be deemed to be a willful and material breach of this Agreement, fraud, dishonesty, competition with Employer or any subsidiary or affiliate of Employer, unauthorized use of Employer’s or any of its subsidiaries’ or affiliates’ trade secrets or confidential information or continued substantial neglect by Employee. “Substantial Neglect” shall mean the Employee’s intentional failure to attend to duties assigned to him and which are customary to Employee’s position and material to the successful operation of the Employer’s business if such failure to attend to such assigned duties continues for 30 days after written notice by the Board of Employer to Employee specifying with particularity the duties being substantially neglected by Employee, provided no further notice is needed for additional substantial neglect, and further provided that in the event such duties cannot be reasonably attended to within 30 days, Employee shall be entitled to such longer period of time as is necessary to do so. “Fraud” or “dishonesty” as used in this paragraph means intentional and willful deception of a material and significant nature.

(d) Good Reason. The Employee may terminate employment during the Employment Period for “Good Reason.” For the purpose of this Agreement, “Good Reason” shall mean the occurrence, without Employee’s express written consent, of any of the following:

(i) the assignment to Employee of any duties inconsistent with his position prior to the Change in Control, his removal from such position, or a substantial diminution in the nature or status of Employee’s responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction by the Employer or any of its subsidiaries in Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii) the relocation of the executive office in which Employee is located prior to the Change in Control to a location more than fifty (50) miles therefrom or the Employer or any of its subsidiaries requiring Employee to be based anywhere other than the executive office in which Employee is located prior to the Change in Control except for required travel on the business of the Employer and its subsidiaries to an extent substantially consistent with Employee’s present business travel obligations; or

(iv) failure by the Employer to maintain or cause to be maintained customary Directors and Officers liability insurance coverage for the Employee in a commercially reasonable manner consistent with the Employer’s past practices.

(e) Notice of Termination. Any termination by the Employer for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Employee or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Employer, respectively, hereunder or preclude the Employee or the Employer, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Employer’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated by the Employer for Cause, or by the Employee for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Employee’s employment is terminated by the Employer other than for Cause or Disability, the Date of Termination shall be the date on which the Employer notifies the Employee of such termination, and (iii) if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the disability effective date, as the case may be.

5. Obligations of the Employer upon Termination or Non-Renewal.

(a) Good Reason; Other Than for Cause, Death or Disability in First 12 Months. If during the Employment Period, but within twelve (12) months after the Effective Date, the Employer shall terminate the Employee’s employment other than for Cause, death or disability or the Employee shall terminate employment for Good Reason, the Employer shall pay to the Employee (i) his then base salary for one year, paid with such frequency as previously paid; (ii) an amount equal to his prior fiscal year’s bonus, payable over equal installments as provided in (i) above; (iii) continuation for one year of all welfare benefits set forth in Section 3(b)(iii) above, to the extent permitted by the plans or, in the case of health plans, by payment of related COBRA premiums, and (iv) a pro rata bonus for the year in which the termination occurs based upon his service with the Employer and the Employer’s results through the Date of Termination. To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Employer and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Accrued Benefits”).

(b) Good Reason; Other Than for Cause, Death or Disability Following First 12 Months. If during the Employment Period, but more than twelve (12) months after the Effective Date, the Employer shall terminate the Employee’s employment other than for Cause, death or disability or the Employee shall terminate employment for Good Reason, the Employer shall pay to the Employee (i) his then base salary for one year, paid with such frequency as previously paid; (ii) an amount equal to his prior fiscal year’s bonus, payable over equal installments as provided in (i) above; (iii) continuation for one year of all welfare benefits set forth in Section 3(b)(iii) above, to the extent permitted by the plans or, in the case of health plans, by payment of related COBRA premiums, and (iv) a pro rata bonus for the year in which the termination occurs based upon his service with the Employer and the Employer’s results through the Date of Termination. To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Employee any Accrued Benefits.

(c) Non-Renewal of Employment Period. If the Employer elects to not extend the initial or any subsequent Employment Period pursuant to Section 2, the Employer shall pay to the Employee his then base salary for twelve months, paid with such frequency as previously paid. In addition, if Employee terminates employment in connection with the Employer’s election, the Employer shall continue for twelve months all welfare benefits set forth in Section 3(b)(iii) above, to the extent permitted by the plans or, in the case of health plans, by payment of related COBRA premiums, and pay Employee a pro rata bonus for the year in which the termination occurs based upon his service with the Employer and the Employer’s results through the Date of Termination. To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Employee any Accrued Benefits.

(d) Death; Disability; Cause; Other Than for Good Reason. If, during the Employment Period, the Employee’s employment is terminated by reason of death or disability, by the Employer for Cause, or by the Employee other than for Good Reason, this Agreement shall terminate without further obligations to the Employee or his legal representatives, other than for the payment of Accrued Benefits.

6. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Employer or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Employer or any of its affiliated companies. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7. Full Settlement; No Mitigation. The Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Employee or others. The Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement. Any amounts actually received by Employee from other employment in one year following Employee’s Date of Termination shall not reduce the amount payable to Employee under this Agreement.

8. Section 280G Limitation on Compensation. In the event that the severance benefits payable to the Employee under this agreement or any other payments or benefits received or to be received by the Employee from the Employer (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Employer) or any corporation (“Affiliate”) affiliated with the Employer within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), in the opinion of tax counsel selected by the Employer’s independent auditors and reasonably acceptable to the Employee, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and the present value of such “parachute payments” equals or exceeds three times the Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code, such severance benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Employee from the Employer (or an Affiliate) that are deemed “parachute payments”) is equal to 2.99 times the “base amount,” notwithstanding any other provision to the contrary in this Agreement.

9. Confidential Information.

(a) Non-Disclosure. During Employee’s employment or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement, Employee will not directly or indirectly, reveal, divulge, disclose or communicate to any person or entity other than authorized officers, directors and executives of Employer, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employer without the prior written consent of the Employer, except in connection with the fulfillment of his duties hereunder.

(b) Definition. As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through his association with Employer and its subsidiaries and affiliates, about Employer or any subsidiary or affiliate of Employer, their businesses, products and practices, including but not limited to trade secrets, know-how, technical information, and financial information, which information is not generally known in the business in which Employer or any subsidiary of Employer is or may become engaged. However, Confidential Information shall not include any information which is (i) available to the public from a source other than Employee, (ii) released in writing by Employer to the public or to persons who are not under a similar obligation of confidentiality to Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employer, or (iv) required to be disclosed by any court process or any government or agency or department of any government.

(c) Return of Property. Upon termination of Employee’s employment, Employee will surrender to Employer all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of Employer and all subsidiaries and affiliates of Employer, and all copies thereof, and all other property belonging to Employer and all subsidiaries and affiliates of Employer, provided that Employee shall be accorded reasonable access to such materials subsequent thereto for any proper purpose as determined in the reasonable judgment of Employer.

10.

Assignment.

(a) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

(b) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s spouse or, if there is no spouse, to Employee’s estate.

11. Withholding of Taxes. Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

12. Indemnification. In his capacity as an officer of the Employer, the Employee shall be entitled to indemnification and reimbursement of expenses relating to claims relating to such capacity made against the Employee to the full extent provided in the Wisconsin Business Corporation Law and the bylaws of the Employer. Such indemnification and reimbursement shall apply if the facts and circumstances giving rise to such matter arise while Employee is serving as an officer and/or director of the Employer, even if a claim is made after the cessation of such service. This provision shall survive any other termination of this Agreement.

13. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

14. Notices. All notices required under this Agreement shall be duly given if delivered to the other party or mailed postage prepaid to the respective party’s last known address. Notices shall be effective when personally delivered, or when sent by telegram, or by mail when sent by certified, registered, or regular mail and deposited in the United States mail, postage prepaid, and sent to the respective address of the other party.

15. Amendments. This Agreement may be amended only by an instrument in writing duly executed by an officer of Employer expressly authorized by the Board to do so and by Employee. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter, including without limitation the Prior Agreement.

16. Waiver. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed as a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or of any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

18. Governing Law/ Arbitration.

(a) This Agreement shall be construed and enforced according to the internal laws of the State of Wisconsin.

(b) Except as provided in subsection (c) below, any controversy or claim arising out of or related to this Agreement or the breach thereof, shall be settled by binding arbitration in Milwaukee, Wisconsin in accordance with the applicable rules for resolution of employment disputes of the American Arbitration Association (the “Organization”). Any party to this Agreement may commence a proceeding upon written demand. The arbitrator(s) shall enter a judgment by default against any party which fails or refuses to appear in any properly noticed arbitration proceeding. The proceeding shall be conducted by one (1) arbitrator. The arbitrator will be chosen by the parties from a list provided by the Organization, and if they are unable to agree within ten (10) days, the Organization shall select the arbitrator. The arbitrator shall assess costs and expenses of the arbitration, including all attorneys’ and experts’ fees, as the arbitrator believes is appropriate in light of the merits of the parties’ respective positions in the issues in dispute. The award of the arbitrator shall be final and binding upon the parties and may be enforced in any court having jurisdiction.

(c) The provisions of subsection (b) shall not prohibit the Employer from enforcing in court its rights under Section 9 of this Agreement.

(d) Each party submits irrevocably to the jurisdiction of any state court sitting in Milwaukee, Wisconsin or the United States District Court for the Eastern District of Wisconsin for purposes of enforcement of any discovery order, judgment or award in connection with such arbitration, or for any action permitted by subsection (c) above.

19. Additional Documents. Each of the parties hereto, without further consideration, agrees to execute and deliver such additional documents and to take such other actions reasonably necessary to more effectively consummate the purposes of this Agreement.

20. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” will mean including without limitation. The parties intend that each representation and covenant contained herein will have independent significance.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EMPLOYER: OUTLOOK GROUP CORP.

By:

Name:

Title:

EMPLOYEE: